Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

Sonnet BioTherapeutics Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

1.	The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending Article FOURTH of the Certificate of Incorporation thereof by deleting the following first paragraph in its entirety:

“FOURTH: The total number of shares of common stock which the Corporation is authorized to issue is 125,000,000, at a par value of $.0001 per share, and the total number of shares of preferred stock which the Corporation is authorized to issue is 5,000,000, at a par value of $.0001 per share.”

The first paragraph above of Article FOURTH will be replaced by the following:

“FOURTH: The total number of shares of common stock which the Corporation is authorized to issue is 500,000,000, at a par value of $0.0001 per share, and the total number of shares of preferred stock which the Corporation is authorized to issue is 5,000,000, at a par value of $0.0001 per share.”

2.	The foregoing amendment to the Certificate of Incorporation was duly approved by the Board on July 31, 2025.

3.	Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL on December 2, 2025.

4.	This amendment to the Certificate of Incorporation shall be effective on and as of the effective time of 9:30 a.m., Eastern Time, on December 2, 2025.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 2nd day of December, 2025.

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

/s/ Raghu Rao
Raghu Rao
Chief Executive Officer